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Exhibit 11.1
Computation of Earnings Per Common Share

(In thousands, except  per share data)
                                                                                 Quarter Ended                Six Months Ended
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                                                                             July 4,       June 28,        July 4,       June 28,
                                                                              1999          1998            1999           1998
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
Average number of common shares used in basic calculation                     28,756        37,513          29,824        38,167
Net additional shares issuable pursuant to employee stock
      option plans at period-end market price                                      1            80               1            34
Shares issuable on assumed conversion of convertible
      preferred securities                                                     7,774         7,774           7,774         7,774
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Average number of common shares used in diluted calculation                   36,531        45,367          37,599        45,975
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Earnings before cumulative effect of change in accounting principle         $  5,968         6,325          11,920        44,864
Cumulative effect of change in accounting principle, net of tax benefit            -             -               -        (1,461)
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Net earnings                                                                   5,968         6,325          11,920        43,403
Distribution savings on assumed conversion of convertible
       preferred securities, net of income taxes                               1,407         1,328           2,733         2,656
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Net earnings for computation of diluted earnings per common share           $  7,375         7,653          14,653        46,059
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Basic earnings before cumulative effect of change in accounting principle   $   0.21          0.17            0.40          1.18
Cumulative effect of change in accounting principle                                -             -               -         (0.04)
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Basic earnings per common share                                             $   0.21          0.17            0.40          1.14
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Diluted earnings before cumulative effect of change in accounting principle $   0.20          0.17            0.39          1.03
Cumulative effect of change in accounting principle                                -             -               -         (0.03)
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Diluted earnings per common share                                           $   0.20          0.17            0.39          1.00
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